Exhibit to Accompany
Item 77J (b)
Form N-SAR
Lend Lease Funds
(the "Funds")


According to the provisions of Statement of Position 93 - 2 (SOP
93 - 2) "Determination, Disclosure and Financial Statement Presentation of Income, Capital Gain and Return of Capital Distributions by Investment Companies, " the Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, at January 31, 2001 reclassifications were recorded to decrease paid in capital by $23,362 and $40,327 and increase undistributed net investment income by the same amount for the Lend Lease U.S. Real Estate Securities Fund and the Lend Lease European Real Estate
Securities Fund ( the "Funds"), respectively.

This reclassification has no impact on the net assets of the Funds and it is designed to present the Funds' accumulated net realized income account on a tax basis.